                                                                  EXHIBIT (a)(7)



                AIMCO PROPERTIES HAS INCREASED ITS PRICE TO $153,
              WHICH IS THE HIGHEST PRICE CURRENTLY BEING OFFERED TO
                PURCHASE UNITS OF LIMITED PARTNERSHIP INTEREST OF
                               ANGELES PARTNERS XI

                             AIMCO PROPERTIES, L.P.
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222

                               September 21, 1999

         HIGHEST PRICE: AIMCO PROPERTIES, L.P. has increased its offer price to purchase units of limited partnership interest (the "Units") in Angeles Partners XI (the "Partnership") to $153, net to the seller in cash. Our price is HIGHER than the price currently being offered by Everest Investors 12, LLC ("Everest"). IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Limited Partners who have already tendered their Units to AIMCO will automatically receive the benefit of the increased purchase price and need not take any further action.

         GREATEST NUMBER OF UNITS: We are offering to purchase up to 12,498.55 Units of your Partnership, while Everest is offering to purchase only 1,200 Units, on a "first-received, first-buy basis." Therefore, if you tender your units to Everest, it is possible that Everest will NOT purchase any of your units. OUR OFFER PROVIDES YOU WITH THE GREATEST CHANCE TO RECEIVE THE HIGHEST PURCHASE PRICE CURRENTLY BEING OFFERED FOR THE GREATEST NUMBER OF UNITS.

         QUICKEST PAYMENT: We have extended our offer so that it now expires at 12:00 midnight, New York City time on October 4, 1999 (unless further extended by us). YOU WILL STILL BE ABLE TO RECEIVE OUR HIGHER PRICE EARLIER THAN EVEREST IS PERMITTED TO BUY UNDER ITS OFFER.

         GREATER WITHDRAWAL RIGHTS: In the event of a higher offer or if you change your mind, you can not withdraw units tendered to Everest after September 30, 1999, while you may withdraw units from our offer at any time while the offer is open.

         The general partner of the Partnership is our affiliate. The Partnership has indicated that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to any offer. However, the general partner noted that our offer is at the highest price of any current offers. If you wish to sell your units for cash, you should do so at the highest price. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE, THE SUPPLEMENTS THERETO AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our offer, and no representation is made by us or any of our affiliates as to such fairness.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.

                                         Very truly yours,


                                         AIMCO PROPERTIES, L.P.


                                       2